Exhibit 99.1

Transmeridian Exploration Incorporated Secures Short-Term Funding and Announces Management Changes

HOUSTON, Jan. 12, 2009 (GLOBE NEWSWIRE) — Transmeridian Exploration Incorporated (Other OTC:TMYE.PK) (“Transmeridian”) today announced that Lorrie T. Olivier has resigned his position as Chief Executive Officer and has stepped down as Chairman of Transmeridian’s Board of Directors, although he retains his membership on the Board. In addition, Gary Neus and Fred Zeidman, current members of the Transmeridian Board, have agreed to accept positions as Co-Chief Restructuring Officers and Mr. Zeidman will assume Chairmanship of the Board. In their capacities as Co-Chief Restructuring Officers, Messrs. Neus and Zeidman will exercise the entire executive management function over all of Transmeridian’s operations and assets, including the on-going efforts to effect a sale or other transaction involving Transmeridian, its indirect wholly owned subsidiary, JSC Caspi Neft TME (“Caspi Neft”), and/or its major asset, the South Alibek field in Kazakhstan.

On December 15, 2008, Transmeridian failed to make its regularly scheduled interest payment on account of its 12% Senior Secured Notes due 2010 (the “Senior Notes”) in the amount of approximately $8.7 million. The 30-day grace period to make the payment expires on January 15, 2009. If Transmeridian fails to make the payment prior to expiration of the grace period, holders of the Senior Notes will have the right to exercise various remedies against Transmeridian and its subsidiaries. In light of Transmeridian’s current circumstances, it is not likely that the holders of any Transmeridian equity securities would receive any recovery on their investment.

Further Transmeridian announced that Caspi Neft entered into a loan agreement with OJSK Zere (the “Lender”), providing for multiple draw downs of up to $2,000,000 in the aggregate. Borrowings under the term loan facility will bear interest at the rate of 25% per annum and all principal and interest are due 120 days following the final draw down under the facility. The facility is secured by a pledge of Caspi Neft’s tangible personal property, including oil in storage at Caspi Neft’s South Alibek field in Kazakhstan, and certain other collateral. Term loan advances will be made available to Caspi Neft and Transmeridian pursuant to a budget agreed to with the Lender and receipt of certain required waivers from holders of the Senior Notes.

As required by the loan agreement with the Lender, Transmeridian and Caspi Neft have entered into a consulting agreement with Erlan Sagadiev, the purpose of which is to secure Sagadiev’s assistance in stabilizing field operations, preserving the associated asset value and working with Transmeridian’s management to effect a sale of Caspi Neft.

About Transmeridian Exploration Incorporated

Transmeridian is an independent energy company established to acquire and develop oil reserves in the Caspian Sea region of the former Soviet Union. Transmeridian primarily targets fields with proved or probable reserves and significant upside reserve potential. Transmeridian’s main asset is a 100% interest in the South Alibek field in western Kazakhstan.

Cautionary Statement

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created therein. Investors are cautioned that all forward-looking statements involve risks and uncertainties, including but not limited to those discussed in Transmeridian’s Annual Report on Form 10-K for the year ended December 31, 2007, as amended, and Quarterly Reports on Form 10-Q for the quarters ended March 31, 2008, June 30, 2008 and September 30, 2008 and other filings with the Securities and Exchange Commission. Although Transmeridian believes the assumptions underlying the forward-looking statements contained herein are reasonable, there can be no assurance that the forward-looking statements included in this press release will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion herein should not be regarded as a representation by Transmeridian or any other person that the objectives and plans of Transmeridian will be achieved.

Contact:

Transmeridian Exploration Incorporated

Gary Neus, Co-Chief Restructuring Officer

(713) 458-1100

Fax: (713) 781-6593

tmei@tmei.com

www.tmei.com

5847 San Felipe, Suite 4300

Houston, Texas 77057

Source: Transmeridian Exploration, Inc.